                                                                                                                                                                                                                                                                                                                                                                                                                                 Exhibit 10.1

VICE CHAIRMAN AND SEPARATION AGREEMENT

THIS VICE CHAIRMAN AND SEPARATION AGREEMENT (the “Agreement”) is entered into as of this 1st day of June 2025, but shall be effective upon the Effective Time (as defined in the Merger Agreement defined below) (hereinafter the “Effective Date”) by and between ConnectOne Bancorp, Inc., a New Jersey corporation (“Company”), and Christopher Becker (the “Becker” or “Vice Chairman”).

WHEREAS, immediately prior to the Effective Time, Becker was serving as President and Chief Executive Officer and Director of The First of Long Island Corporation (“FLIC”) and its subsidiary bank, The First National Bank of Long Island, which entered into an Agreement and Plan of Merger, dated as of 5th day of September, 2024 (“Merger Agreement”) with the Company, pursuant to which FLIC will be merged with and into the Company (the “Merger”); and

WHEREAS, pursuant to the terms of the Merger Agreement, Becker and the Company desire for Becker to serve as Vice Chairman of the Board of Directors of the Company and its subsidiary bank, ConnectOne Bank (the “Bank”) (both Boards in the aggregate, the “Board of Directors”) commencing on the Effective Date; and

WHEREAS, as of the Effective Date, the Company and Becker mutually desire to memorialize the terms under which Becker will serve as Vice Chairman of the Board of Directors; and

WHEREAS, this Agreement does not impact the terms of that certain Amended and Restated Employment Agreement, by and between FLIC and Becker, dated as of February 15, 2022, the payment terms of which will be honored as calculated under the terms of the agreement at the Effective Date (the “Prior Employment Agreement”).

NOW, THEREFORE, in consideration for the above recited promises and the mutual promises, agreements and covenants of the Company and the Vice Chairman contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Vice Chairman hereby agree as follows:

1.    Term. The term of this Agreement shall begin as of the Effective Date and shall continue for thirty-six (36) months (the “Term”), unless terminated earlier in accordance with this Agreement. During the Term of this Agreement, the Vice Chairman will be provided with a corporate office located in Suffolk County, New York.

2.    Position and Responsibilities. Effective as of the Effective Date, Becker shall be appointed director and Vice Chairman of the Board of Directors and, thereafter during the Term, Becker shall serve as a director and Vice Chairman of the Bank, and subject to election by the stockholders of the Company (which election shall be recommended to the Company’s stockholders), Becker shall serve as director and Vice Chairman of the Company. In such positions, Becker shall have such duties and authority commensurate with being the Vice Chairman of the Board of Directors of a publicly-held bank holding company and its subsidiary bank, including (a) presiding at board meetings in the absence of the Chairman, (b) strengthening shareholder, client and community relationships, (c) providing strategic support for the integration of FLIC into the Company and (d) any additional duties as may be reasonably directed by the Board of Directors from time to time. The Vice Chairman agrees to devote such time as is reasonably and customarily necessary to perform completely his duties to the Company as Vice Chairman.

3.    No Employment Relationship. This Agreement is not intended to create an employment relationship between the parties. Rather, it is their intention that the Vice Chairman shall be an independent contractor of the Company. The Vice Chairman shall be solely responsible for the payment or withholding of all federal, state, or local income taxes, social security taxes, unemployment taxes, and any and all other taxes relating to the compensation he earns under this Agreement. The Vice Chairman shall not be eligible to participate in any of the Company’s employee benefit plans.

4.       Separation from Service. The Company, FLIC and Becker acknowledge and agree that Becker’s departure from his previous role as President and Chief Executive Officer of FLIC constitutes a Resignation for Good Reason and/or termination without Cause, as such term is defined in Section 4(f) of the Prior Employment Agreement.

5.       Compensation.

(a)       For services to be rendered by the Vice Chairman in any capacity hereunder, the Company agrees to pay the Vice Chairman the following compensation:

(i)       an annual cash retainer fee of $180,000, payable quarterly (“Vice Chairman Retainer”); and

(ii)       a cash annual retainer payment and equity retainer awards and other forms of non-cash retainer compensation in the same amounts and on the same dates as such compensation is paid to other members of the Board of Directors. In addition, the Vice Chairman will be entitled to any fees paid to members of any Board committees on which he may serve.

(b)       For the avoidance of doubt, the Company, the Bank and Becker acknowledge that the Merger constitutes a Change in Control, as such term is defined in the Prior Employment Agreement, and that Becker is entitled to all change in control related severance benefits under Sections 4(g) and 4(h)(ii)(C) of the Prior Employment Agreement.

6.       Termination.

(a)         Termination for Cause. Upon the termination of the Vice Chairman’s service hereunder by the Board of Directors due to cause, after reasonable notice to Becker and an opportunity for Becker to be heard before the Board of Directors, this Agreement shall terminate and Becker shall have no right to receive compensation for any period after such termination for cause.

(b)         Failure to Nominate Becker as Vice Chairman. During the Term, failure of the Board of Directors to nominate or re-nominate, and to recommend to stockholders, Becker for election to the Board of Directors of the Company, or failure to appoint Becker as Vice Chairman of the Company and the Bank (assuming election by the Company’s shareholders) will result in the termination of this Agreement and: (i) the Company shall pay Becker, or in the event of Becker’s subsequent death, Becker’s beneficiary or estate, as the case may be, a cash lump sum amount equal to the remaining unpaid Vice Chairman Retainer through the remaining Term, with such payment to be made within ten (10) business days following the date of such event, and (ii) any non-vested equity awards held by Becker, including stock options, restricted stock awards or restricted stock units, will become fully vested. For purposes of clarity, in the event the Board of Directors nominates Becker to serve on the Board of Directors and the shareholders of the Company do not elect Becker to the Board of Directors, , the Term will immediately cease and Becker will not be entitled to any additional payments under this Agreement other than any earned but unpaid Vice Chairman Retainer.

7.       Expenses. In addition to the compensation provided in Section 5 hereof, the Company will reimburse the Vice Chairman for reasonable business related expenses incurred in good faith in the performance of the Vice Chairman’s duties for the Company. Such payments shall be made by the Company in accordance with its normal policies.

8.       Indemnification. The Bank and/or the Company shall provide Becker (including his heirs, executors and administrators) with coverage under the same directors’ and officers’ liability insurance policy which provides coverage to the other members of the Board of directors at its expense, and shall indemnify Becker (and his heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a member of the Board of Directors of the Bank and/or the Company (whether or not he continues to be a member of the Board of Directors at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements (such settlements must be approved by the Board of Directors); provided, however, that neither the Bank nor the Company shall be required to indemnify or reimburse Becker for legal expenses or liabilities incurred in connection with an action, suit or proceeding arising from any illegal or fraudulent act committed by Becker. Any such indemnification shall be made consistent with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. §1828(k), and the regulations issued thereunder in 12 C.F.R. Part 359.

9.       Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and the Vice Chairman or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought; provided, however, that any such amendment or waiver shall be unanimously approved by the Board of Directors. No waiver of any breach with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent breach or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

10.       Notices. All notices, requests, demands and other communications provided in connection with this Agreement shall be in writing and shall be deemed to have been duly given at the time when hand delivered, delivered by express courier, or sent by facsimile (with receipt confirmed by the sender’s transmitting device) in accordance with the contact information provided on the signature page hereto or such other contact information as the parties may have duly provided by notice.

11.       Confidentiality.

(a)    Becker recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Employers and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Employers. Becker will not, during or after the Term, disclose any knowledge of the past, present, planned or considered business activities of the Employers or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever (except for such disclosure as may be required to be provided to the New Jersey Department of Banking and Insurance, the Federal Deposit Insurance Corporation, or other bank regulatory agency with jurisdiction over the Bank or Becker). Notwithstanding the foregoing, Becker may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Company or the Bank, and Becker may disclose any information regarding the Bank or the Company which is otherwise publicly available or which Becker is otherwise legally required to disclose. In the event of a breach or threatened breach by Becker of the provisions of this Section 8, the Company and the Bank will be entitled to an injunction restraining Becker from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Company and/or the Bank or affiliates thereof, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Company and/or the Bank from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from Becker.

(b)    Remedy on Breach. The parties hereto agree that money damages would not be an adequate remedy for any breach of Section 11, and any breach of the terms of this Section would result in irreparable injury and damage to the Company for which the Company would not have an adequate remedy at law. Therefore, in the event of a breach or a threatened breach of this Section 11, the Company, in addition to any other rights and remedies existing in its favor at law or in equity, shall be entitled to specific performance or immediate injunctive or other equitable relief from a Court in order to enforce, or prevent any violations of, the provisions of Section 11 (without posting a bond or other security), without having to prove damages. The terms of this Section 11 shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach of this Agreement.

12.         Non-Competition and Non-Solicitation. Becker hereby covenants and agrees that, during the Term hereof and for the “Restricted Period,” Becker shall not, without the written consent of the Company or Bank, either directly or indirectly:

(a)    solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Company or Bank, or any of its respective subsidiaries or affiliates, to terminate his or her employment with the Company or Bank and/or accept employment with another employer; or

(b)    become an officer, employee, consultant, director, independent contractor, agent, joint venturer, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, commercial bank, credit union, bank or bank holding company, any mortgage or loan broker or any other entity (excluding not-for-profit entities other than credit unions) that competes with the business of the Company or Bank or any of their direct or indirect subsidiaries or affiliates , or that has a headquarters, or one or more offices, within any county in which the Company or any direct r indirect subsidiary has an office, as well as the County of Fairfield, Connecticut (the “Restricted Territory”); or

(c)    solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Company or Bank to terminate an existing business or commercial relationship with the Company or Bank.

(d)    For purposes of this Section 12, the “Restricted Period” shall be the later of: the Term or one (1) year following the expiration of the Term.

13.       Tax Matters.

(a)    The Company and Becker hereby recognize that: (i) the non-solicitation restriction and non-competition restriction under Section 12 have value, and (ii) the value shall be recognized in any calculations the Company and Becker perform with respect to determining the affect, if any, of the parachute payment provisions of Section 280G of the Code (“Section 280G”), by allocating a portion of any payments, benefits or distributions in the nature of compensation (within the meaning of Section 280G(b)(2)), including the payments under this Agreement, and the payments referenced under Section 5(b) of this Agreement, to the fair value of the non-solicitation and non-competition restriction under Section 12 of this Agreement (the “Appraised Value”).  If needed, the Company, at the Company’s expense, shall obtain an independent appraisal to determine the Appraised Value. The Appraised Value will be considered reasonable compensation for post change in control services within the meaning of Q&A-40 of the regulations under Section 280G; and accordingly, any aggregate parachute payments, as defined in Section 280G, will be reduced by the Appraised Value.

(b)    After taking into account the Appraised Value, in the event the receipt of all payments, benefits or distributions in the nature of compensation (within the meaning of Section 280G(b)(2)), whether paid or payable pursuant to this Agreement or otherwise (the “Change in Control Benefits”) would subject Becker to an excise tax imposed by Code Sections 280G and 4999, then the payments and/or benefits payable under this Agreement (the “Payments”) shall be reduced by the minimum amount necessary so that no portion of the Payments under this Agreement are non-deductible to the Company pursuant to Code Section 280G and subject to the excise tax imposed under Code Section 4999 (the “Reduced Amount”). Notwithstanding the foregoing, the Payments will not be reduced if it is determined that without such reduction, the Change in Control Benefits received by Becker on a net after-tax basis (including without limitation, any excise taxes payable under Code Section 4999) is greater than the Change in Control Benefits that Becker would receive, on a net after-tax benefit, if Becker is paid the Reduced Amount under the Agreement.

(c)    Unless otherwise agreed in writing by the parties, all calculations with respect to Sections 280G and 4999 of the Code required under this Section 13 shall be determined by a nationally recognized firm with appropriate expertise mutually agreeable to the Company and Becker (the “Firm”) whose determination will be conclusive and binding on all parties. The Company shall pay all fees charged by the Firm for this purpose. The Company and Becker shall provide the Firm with all information or documents it reasonably requests, and the Firm will be entitled to rely on such information and on reasonable estimates and assumptions and interpretations of the provisions of Sections 280G and 4999 of the Code. If it is determined that the Payments should be reduced as a result of the Section 280G calculations performed by the Firm, the Company shall promptly give (or cause the Firm to give) Becker notice to that effect (and a copy of the detailed calculations thereof) and, to the extent consistent with Section 409A of the Code, Becker may determine which benefits are to be reduced. All determinations made under this Section 13 shall be made as soon as reasonably practicable.

14.       Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey, without reference to conflicts of law principles, except to the extent governed by federal law in which case federal law shall govern.

15.       Assignment. The duties and obligations of the Vice Chairman under this Agreement are personal and therefore the Vice Chairman may not assign or delegate any right or duty under this Agreement without the prior written consent of the Company.

16.       Headings; Construction. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

17.       No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person or entity.

18.       Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

19.       Entire Agreement. This Agreement contains the entire understanding and agreement of the parties, and supersedes any and all other prior and/or contemporaneous understandings and agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by either party, or anyone acting on behalf of either party, which are not embodied herein.

20.       Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument. Execution and delivery of this Agreement by facsimile or other electronic signature is legal, valid and binding for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Vice Chairman and Separation Agreement to be duly executed and signed as of the day and year first above written.

CONNECTONE BANCORP, INC.

/s/ Frank Sorrentino III
By:
Name: Frank Sorrentino III
Title: Chairman and Chief Executive Officer

CHRISTOPHER BECKER

/s/ Christopher Becker
By:
Name: Christopher Becker